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                                                                    EXHIBIT 99.1




PRESS RELEASE

FOR IMMEDIATE RELEASE

                                             CONTACT:
                                             H. Carol Bernstein
                                             Vice President, Secretary
                                               and General Counsel
                                             Cabot Microelectronics Corporation
                                             630/375-6631


            CABOT MICROELECTRONICS TO POST FORM 4 FILINGS ON WEBSITE

AURORA, Illinois - November 13, 2002 - Cabot Microelectronics Corp. (NASDAQ:
CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today announced that it intends to now begin posting notice of transactions in the company's stock by executive officers and directors on the company's website by the end of the business day following the filing of Form 4's, Statement of Changes in Beneficial Ownership of Securities, for such transactions with the Securities and Exchange Commission
(SEC). The website posting of sales is an effort to provide timely disclosure and convenient access to the public of its officers' and directors' stock transactions. These postings will join the company's existing website postings of its SEC filings.

"Cabot Microelectronics and our employees, officers and directors take seriously their obligations to comply with securities laws and company policies regarding trading in company stock. Posting of transactions by our directors and executive officers to our website is an additional means by which we can provide convenient access to information on transactions in our stock by these individuals," stated Matthew Neville, Chairman, President and Chief Executive Officer.

All of the company's officers, directors and employees are required to comply with securities laws and the company's policy regarding prohibitions on insider trading when engaging in any transactions involving the company's stock. In addition, executive officers, along with the company's directors and certain employees, are also required to follow the company's trading guidelines for directors, officers and key employees, which include the requirement that any transactions take place only within certain open "window" periods throughout the year. Certain of the company's executive officers and directors have general plans to engage in sales of company stock from time to time at various


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CABOT MICROELECTRONICS TO POST FORM 4 FILINGS ON WEBSITE.............PAGE 2 OF 2


intervals in the future in the interests of diversifying their respective financial holdings and for estate planning purposes. Any such sales will be at the initiative of the individuals involved and are not part of an existing contract, instruction or formal plan to sell securities adopted by any of such individuals.

ABOUT CABOT MICROELECTRONICS CORPORATION

Cabot Microelectronics, headquartered in Aurora, Illinois, USA, is the world leader in the development and supply of high-performance polishing slurries used for chemical mechanical planarization (CMP), a process that enables the manufacture of the most advanced integrated circuit (IC) devices and hard disk drive components. The Company reported fiscal 2002 revenues of $235.2 million. For more information please visit the Cabot Microelectronics web site at www.cabotcmp.com or call 1-630-499-2600.

SAFE HARBOR STATEMENT

The statements contained in this news release and referenced presentation and webcast may contain "forward-looking statements." Actual results may differ materially from those anticipated in such forward-looking statements. All of these statements are expressly qualified in their entirety by the risk factors and other cautionary statements included in Cabot Microelectronics' filings with the Securities and Exchange Commission.


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